Exhibit 99.2

AMENDMENT NO. 1
TO THE
LIFEWARD LTD.
2025 INCENTIVE COMPENSATION PLAN

WHEREAS, Lifeward Ltd. (the “Company”) maintains the Lifeward Ltd. 2025 Incentive Compensation Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders;

WHEREAS, Section 15.1 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein;

WHEREAS, the Board determined that it is advisable and in the best interest of the Company and its shareholders to amend the Plan to increase the aggregate number of Shares reserved for issuance under the Plan by 435,416 Shares; and

WHEREAS, the Company’s shareholders approved such increase. Board determined that it is advisable and in the best interest of the Company and its shareholders to amend the Plan to increase the aggregate number of Shares reserved for issuance under the Plan by 435,416 Shares.

THEREFORE, the Plan is hereby amended as follows:

1.          Increase in Share Pool.  Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Number of Shares Available for Issuance.  The shares subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be authorized and unissued shares (which will not be subject to preemptive rights), Shares held in treasury by the Company, Shares purchased on the open market or by private purchase or any combination of the foregoing. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be issued pursuant to Awards under the Plan shall be 560,416 Shares. Grants or awards made under the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “Prior Plan”) before the Effective Date shall continue in effect from and after the Effective Date in accordance with their terms.”

2.          Effective Date of Amendment.  This Amendment No. 1 to the Plan is effective upon the date of approval by the Company’s shareholders.

3.          Other Provisions.  Except as set forth above, all other provisions of the Plan shall remain unchanged.

DATE APPROVED BY BOARD OF DIRECTORS: January 5, 2026

DATE APPROVED BY SHAREHOLDERS: March 12, 2026